As filed with the Securities and Exchange Commission on August 17, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PLACER SIERRA BANCSHARES

(Exact name of registrant as specified in its charter)

California	94-3411134
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Placer Sierra Bancshares

525 J Street

Sacramento, California 95814

(Address of Principal Executive Offices)

Placer Sierra Bancshares 2002 Stock Option Plan

Southland Capital Co. 2002 Stock Option Plan

Joseph F. Heitzler Nonstatutory Stock Option Agreements

Jaynie M. Studenmund Nonstatutory Stock Option Agreements

(Full title of the plans)

Ronald W. Bachli, Esq.

Chairman of the Board and Chief Executive Officer

Placer Sierra Bancshares

525 J Street

Sacramento, California 95814

(916) 554-4750

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Steven M. Plevin, Esq.

Richard F. Langan, Jr., Esq.

Nixon Peabody LLP

Two Embarcadero Center

San Francisco, California 94111

(415) 984-8200

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Placer Sierra Bancshares 2002 Stock Option Plan
Common Stock, no par value per share	763,051 Shares	$9.57(2)	$7,302,398.07(2)	$925.21
Common Stock, no par value per share	1,461,246 Shares	$19.06(3)	$27,851,348.76(3)	$3,528.77
Southland Capital Co. 2002 Stock Option Plan
Common Stock, no par value per share	528,763 Shares	$7.82(2)	$4,134,926.66(2)	$523.90
Individual Agreements
Common Stock, no par value per share	18,921 Shares	$8.54(2)	$161,585.34(2)	$20.47
TOTAL	2,771,981 Shares		$39,450,258.83	$4,998.35

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under any of the plans or agreements to which this registration relates by reason of any anti-dilution provisions, stock dividend, stock split, recapitalization or any other similar transaction or action taken effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Computed in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based on the weighted average per share exercise price (rounded to nearest cent) of shares issuable pursuant to outstanding options under the plans and agreements to which this registration statement relates.

(3)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The computation with respect to unissued awards is based upon the average high and low sale prices of the registrant’s common stock as reported on the Nasdaq National Market on August 13, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and pursuant to the Note to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:

(a) The registrant’s prospectus filed on August 12, 2004 pursuant to Rule 424(b) of the Securities Act, which contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed, as well as the registration statement on Form S-1 filed in connection therewith (File No. 333-112778); and

(b) The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) on March 25, 2004, as amended on July 1, 2004, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable

Item 6.	Indemnification of Directors and Officers.

General Corporation Law

Section 317 of the General Corporation Law of the State of California provides as follows:

A California corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding, including any threatened, pending or completed action,

whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation to procure a judgment in its favor), by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. A California corporation also has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. When a director, officer, employee or other agent of the corporation is successful on the merits in defense of any proceeding referred to above or in defense of any claim, issue, or matter therein, the corporation must indemnify him against the expenses, including attorney’s fees, actually and reasonably incurred by the agent in connection therewith.

Section 317 further authorizes a corporation to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent’s status as such, whether or not the corporation would have the power to indemnify the agent against that liability under Section 317.

Articles of Incorporation and By-laws

The registrant’s Articles of Incorporation eliminate the personal liability of directors to the fullest extent possible and provide for the indemnification of agents, including directors, officers, employees, or other agents of the corporation, through bylaws, agreements with agents, the vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of California’s General Corporation Law, subject only to the applicable limits set forth in Section 204 of California’s General Corporation Law, which permits a California corporation to eliminate or limit the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director’s duties to the corporation and its shareholders, other than:

•	for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

•	for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

•	for any transaction from which the director derived an improper personal benefit;

•	for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders; and

•	for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders.

The registrant’s by-laws provide for the indemnification of agents to the fullest extent permitted by Section 317 of the California General Corporation Law.

Indemnification Agreements

The registrant has entered into indemnification agreements with the following directors: Ronald W. Bachli, Robert J. Kushner, Larry D. Mitchell, Dwayne E. Shackelford, William J. Slaton, and Robert H. Smiley. The agreements indemnify each director in third-party proceedings, in which the director is made a party to or threatened to be made a party to, or otherwise involved in any proceeding (other than a proceeding which is an action by or in the right of the registrant to procure a judgment in its favor), by reason of the fact that the director is or was an agent of the registrant. The agreements also indemnify each director that is made party to, or threatened to be made party to, or otherwise involved in, any proceeding which is an action by or in the right of the registrant to procure a judgment in its favor by reason of the fact that the director is or was an agent of the registrant.

Underwriting Agreement

The underwriting agreement between the registrant and the underwriters of the registrant’s initial public offering provides that the underwriters are obligated, under certain circumstances, to indemnify the registrant’s directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-112778).

Directors’ and Officers’ Liability Insurance

The registrant maintains directors’ and officers’ liability insurance for the benefit of its directors and certain of its officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1*	Placer Sierra Bancshares 2002 Stock Option Plan, as amended and restated

4.2*	Southland Capital Co. 2002 Stock Option Plan

4.3	Joseph F. Heitzler Nonstatutory Stock Option Agreements

4.4	Jaynie M. Studenmund Nonstatutory Stock Option Agreements

5.1	Opinion of Nixon Peabody LLP

23.1	Consent of Nixon Peabody LLP (included in Exhibit 5.1).

23.2	Consent of Perry-Smith LLP

23.3	Consent of KPMG LLP

23.4	Consent of Grant Thornton LLP

24.1	Powers of Attorney (included on the signature page to this registration statement)

*	Incorporated herein by reference to the exhibits filed with the registrant’s Registration Statement on Form S-1 (Registration Statement No. 333-112778), as amended.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California, on August 17, 2004.

PLACER SIERRA BANCSHARES

By:	/s/ RONALD W. BACHLI
Ronald W. Bachli, Esq.
Chairman and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Placer Sierra Bancshares hereby severally constitute and appoint Ronald W. Bachli and David E. Hooston, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Placer Sierra Bancshares to comply with the provisions of the Securities Act and all requirements of the Securities and Exchange Commission, hereby ratifying the confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RONALD W. BACHLI Ronald W. Bachli	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 17, 2004

/s/ DAVID E. HOOSTON David E. Hooston	Chief Financial Officer (Principal Financial and Accounting Officer)	August 17, 2004

/s/ ROBERT J. KUSHNER Robert J. Kushner	Director	August 17, 2004

/s/ LARRY D. MITCHELL Larry D. Mitchell	Director	August 17, 2004

/s/ DWAYNE A. SHACKELFORD Dwayne A. Shackelford	Director	August 17, 2004

/s/ WILLIAM J. SLATON William J. Slaton	Director	August 17, 2004

/s/ ROBERT H. SMILEY Robert H. Smiley	Director	August 17, 2004

INDEX TO EXHIBITS

Exhibit Number	Description

4.1*	Placer Sierra Bancshares 2002 Stock Option Plan, as amended and restated

4.2*	Southland Capital Co. 2002 Stock Option Plan

4.3	Joseph F. Heitzler Nonstatutory Stock Option Agreements

4.4	Jaynie M. Studenmund Nonstatutory Stock Option Agreements

5.1	Opinion of Nixon Peabody LLP

23.1	Consent of Nixon Peabody LLP (included in Exhibit 5.1)

23.2	Consent of Perry-Smith LLP

23.3	Consent of KPMG LLP

23.4	Consent of Grant Thornton LLP

24.1	Powers of Attorney (included on the signature page to this registration statement)

*	Incorporated herein by reference to the exhibits filed with Placer Sierra Bancshares Registration Statement on Form S-1 (Registration Statement No. 333-112778), as amended.